Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in Post-Effective Amendment No. 5 to the Registration Statement (Form S-11 No. 333-207471) and related Prospectus of KBS Growth & Income REIT, Inc. for the registration of $2,300,000,000 in shares of its common stock and to the incorporation by reference therein of our report dated March 9, 2017 with respect to the consolidated financial statements and schedule of KBS Growth & Income REIT, Inc., included in its Annual Report (Form 10-K) as of and for the year ended December 31, 2016, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Irvine, California
April 11, 2017